Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Executive Vice President and CFO (773) 628-0810

LITTELFUSE REPORTS SECOND QUARTER RESULTS

CHICAGO, July 29, 2015 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the second quarter ended June 27, 2015 and announced a 16% increase in the quarterly cash dividend.

Second Quarter Highlights

●

Sales for the second quarter of 2015 were $222.0 million, a 1% increase (6% excluding currency effects) compared to the prior-year quarter due to continued growth in automotive and improvement in the electrical business.

●

On a GAAP basis, second quarter 2015 earnings were $1.26 per diluted share. This included $2.1 million of special items comprised primarily of restructuring and pension wind-up charges partially offset by non-operating foreign exchange gains (see Supplemental Financial Information on page 8). Excluding these special items, earnings for the second quarter of 2015 were $1.33 per diluted share.

●	Sales trends by business unit for the second quarter were as follows:
o

Electronics sales declined 4% year over year (1% excluding currency effects) due to a slower seasonal ramp-up for core products and capacity constraints for sensor products as they are being transferred to the Philippines.

o	Automotive sales increased 5% year over year (13% excluding currency effects) as all three regions had double-digit growth on a constant-currency basis.
o	Electrical sales increased 6% year over year (9% excluding currency effects) as improvements in fuse and custom products sales were partially offset by weaker relay sales.
●	The electronics book-to-bill ratio for the second quarter of 2015 was 0.94.
●

Cash provided by operating activities was $38.7 million for the second quarter of 2015 compared to $31.0 million for the second quarter of 2014. Capital expenditures for the second quarter of 2015 increased to $14.1 million compared to $6.7 million for the second quarter of 2014 primarily related to capacity addition for new automotive programs and the manufacturing transfer to the Philippines.

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“Execution was excellent across our businesses in the second quarter,” said Gordon Hunter, chief executive officer. “This enabled us to outperform our earnings guidance despite the continuing negative effects of the weak euro and some sluggishness in our electronics markets. Improved manufacturing performance at our Piedras Negras, Mexico site was particularly encouraging.”

Outlook

“There are mixed signals regarding the near term outlook,” said Hunter. “The .94 book to bill indicates less- than-normal seasonal strength for electronics, although we did see this increase some in July. On the other hand, the electrical business continues to improve and automotive trends remain solid despite slowing growth in global car production.”

●

Sales for the third quarter of 2015 are expected to be in the range of $211 to $221 million. At the midpoint, this is flat with the prior year quarter or approximately 4% growth on a constant currency basis.

●

The full year effective tax rate is expected to be approximately 23.5%, although this assumes that Congress approves the R&D credit and the “look-through” provision for 2015 as it did in 2014. Until such time, the rate is expected to be about 50 basis points higher.

●	Earnings for the third quarter of 2015 are expected to be in the range of $1.24 to $1.36 per diluted share. This includes negative currency effects of approximately $0.10 compared to the prior year.
●

Although capital expenditures through the first six months of the year are $26.4 million, it is expected that spending will slow down in the second half resulting in full year capital expenditures of approximately $40 to $45 million.

Dividend

The Board has approved a 16% increase in the quarterly cash dividend from $0.25 to $0.29 per share. This dividend is payable on September 3, 2015 to shareholders of record at the close of business on August 20, 2015.

“Since the dividend was initiated in 2010, we have increased it at a compound annual growth rate of 15%,” said Phil Franklin, chief financial officer. “As previously indicated, we will be revisiting our capital allocation targets in the coming months and, if M&A activity does not pick up, will increase the percentage of free cash returned to shareholders.”

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Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, July 29, 2015, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the second quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through September 30, 2015 on the company’s website.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 8,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2014. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2014.

LFUS-F

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LITTELFUSE, INC.

Net Sales and Operating Income by Business Unit

(In thousands of USD, unaudited)

	Second Quarter			Year-to-Date
	2015	2014	% Change	2015	2014	% Change

Net Sales
Electronics	$105,553	$109,947	(4%)	$204,933	$205,972	(1%)
Automotive	85,918	82,042	5%	169,989	164,444	3%
Electrical	30,550	28,919	6%	57,412	57,351	0%

Total net sales	$222,021	$220,908	1%	$432,334	$427,767	1%

	Second Quarter			Year-to-Date
	2015	2014	% Change	2015	2014	% Change

Operating Income/(Expense)
Electronics	$22,167	$25,634	(14%)	$40,832	$45,005	(9%)
Automotive	12,699	11,049	15%	23,870	22,931	4%
Electrical	4,709	571	725%	7,439	4,317	72%
Other (1)	(3,404)	(3,535)	(4%)	(6,422)	(4,944)	30%

Total operating income	$36,171	$33,719	7%	$65,719	$67,309	(2%)

Interest expense	948	1,228		2,099	2,444
Foreign exchange (gain) loss	(1,292)	2,375		1,825	2,123
Other (income) expense, net	(1,202)	(1,446)		(2,328)	(2,632)

Income before taxes	$37,717	$31,562	20%	$64,123	$65,374	(2%)

(1) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. (See Supplemental Financial Information for details on page 8.)

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LITTELFUSE, INC.

Condensed Consolidated Balance Sheets

(In thousands of USD, except share amounts)

	June 27, 2015	December 27, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$311,915	$297,571
Short-term investments	3,954	4,302
Accounts receivable, less allowances	151,283	135,356
Inventories	97,735	97,391
Deferred income taxes	17,378	17,481
Prepaid expenses and other current assets	15,357	13,904
Assets held for sale	5,500	5,500
Total current assets	603,122	571,505
Property, plant and equipment:
Land	5,542	5,697
Buildings	63,546	64,609
Equipment	389,026	370,179
	458,114	440,485
Accumulated depreciation	(291,735)	(281,845)
Net property, plant and equipment	166,379	158,640
Intangible assets, net of amortization:
Patents, licenses and software	21,449	23,640
Distribution network	17,813	19,428
Customer lists, trademarks and tradenames	58,018	60,605
Goodwill	192,947	196,256
	290,227	299,929
Investments	14,503	12,056
Deferred income taxes	5,604	5,393
Other assets	19,456	23,303
Total assets	$1,099,291	$1,070,826

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,919	$50,793
Accrued payroll	25,501	30,511
Accrued expenses	19,668	13,059
Accrued severance	2,033	790
Accrued income taxes	8,547	9,045
Current portion of accrued post-retirement benefits	11,768	11,768
Current portion of long-term debt	82,250	88,500
Total current liabilities	203,686	204,466
Long-term debt, less current portion	96,993	106,658
Deferred income taxes	11,173	11,076
Accrued post-retirement benefits	5,247	5,147
Other long-term liabilities	14,900	15,814
Total equity	767,292	727,665
Total liabilities and equity	$1,099,291	$1,070,826

Common shares issued and outstanding of 22,725,882 and 22,585,529 at June 27, 2015 and December 27, 2014, respectively.

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LITTELFUSE, INC.

Consolidated Statements of Comprehensive Income

(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended

	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Net sales	$222,021	$220,908	$432,334	$427,767

Cost of sales	136,740	137,913	270,723	266,278

Gross profit	85,281	82,995	161,611	161,489

Selling, general and administrative expenses	38,772	38,328	75,117	72,499
Research and development expenses	7,361	7,810	14,745	15,384
Amortization of intangibles	2,977	3,138	6,030	6,297
	49,110	49,276	95,892	94,180

Operating income	36,171	33,719	65,719	67,309

Interest expense	948	1,228	2,099	2,444
Foreign exchange (gain) loss	(1,292)	2,375	1,825	2,123
Other (income) expense, net	(1,202)	(1,446)	(2,328)	(2,632)

Income before income taxes	37,717	31,562	64,123	65,374
Income taxes	9,033	6,984	15,444	15,407

Net income	$28,684	$24,578	$48,679	$49,967

Net income per share:
Basic	$1.26	$1.09	$2.15	$2.22
Diluted	$1.26	$1.08	$2.13	$2.20

Weighted average shares and equivalent shares outstanding:
Basic	22,691	22,579	22,645	22,536
Diluted	22,835	22,750	22,810	22,738

Comprehensive income	$34,672	$33,743	$43,709	$52,235

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LITTELFUSE, INC.

Consolidated Statements of Cash Flows

(In thousands of USD, unaudited)

	For the Six Months Ended
	June 27, 2015	June 28, 2014

OPERATING ACTIVITIES:
Net income	$48,679	$49,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,761	14,459
Amortization of intangibles	6,030	6,297
Non-cash inventory charge (1)	-	2,769
Stock-based compensation	5,764	5,229
Excess tax benefit on stock-based compensation	(1,470)	(2,230)
Loss on sale of assets	329	141
Changes in operating assets and liabilities:
Accounts receivable	(21,266)	(17,871)
Inventories	(1,199)	410
Accounts payable	3,440	2,533
Accrued expenses (including post retirement)	11,129	(7,578)
Accrued payroll and severance	(3,652)	(7,323)
Accrued taxes	(3,003)	(2,101)
Prepaid expenses and other	2,422	(2,189)
Net cash provided by operating activities	61,964	42,513

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(26,388)	(13,132)
Acquisition of business, net of cash acquired	-	(52,768)
Decrease in entrusted loan receivable	3,519	-
Proceeds from sale of assets	48	37
Net cash used in investing activities	(22,821)	(65,863)

FINANCING ACTIVITIES:
Proceeds of revolving credit facility	11,000	97,500
Payments of revolving credit facility	(21,000)	(19,500)
Payments of term loan	(2,500)	(2,500)
Payments of entrusted loan	(3,519)	-
Debt issuance costs paid	(42)	(108)
Cash dividends paid	(11,296)	(9,921)
Purchases of common stock	-	(14,283)
Proceeds from exercise of stock options	6,278	11,101
Excess tax benefit on share-based compensation	1,470	2,230
Net cash (used in) provided by financing activities	(19,609)	64,519

Effect of exchange rate changes on cash and cash equivalents	(5,192)	45

Increase in cash and cash equivalents	14,344	41,214
Cash and cash equivalents at beginning of period	297,571	305,192
Cash and cash equivalents at end of period	$311,915	$346,406

(1) Purchase accounting adjustment related to acquisitions.

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LITTELFUSE, INC.

Supplemental Financial Information

(in millions of USD except share amounts)

GAAP EPS Reconciliation
	Q1-15	Q2-15	YTD-15	Q1-14	Q2-14	YTD-14
GAAP diluted EPS	$0.88	$1.26	$2.13	$1.12	$1.08	$2.20
EPS impact of special items (below)	0.20	0.07	0.27	0.04	0.18	0.22
Adjusted diluted EPS	$1.08	$1.33	$2.40	$1.16	$1.26	$2.42
Year-over-year adjusted EPS growth	-7%	6%	-1%

Special Items (income)/expense

Reed switch manufacturing transfer costs	$1.0	$0.9	$1.9	$-	$-	$-
Restructuring	1.2	1.7	2.9	-	2.0	2.0
Acquisition expenses	0.2	0.2	0.4	-	0.2	0.2
Pension wind-up	0.7	0.7	1.4	-	-	-
Purchase accounting adjustment	-	-	-	1.4	1.4	2.8
Adjustment to Operating income	3.0	3.4	6.4	1.4	3.5	5.0
Foreign exchange loss/(gain)	3.1	(1.3)	1.8	(0.3)	2.4	2.1
Adjustment to pre-tax income	$6.1	$2.1	$8.2	$1.2	$6.0	$7.2

Total EPS impact	$0.20	$0.07	$0.27	$0.04	$0.18	$0.22

Operating margin / EBITDA reconciliation
	Q1-15	Q2-15	YTD-15	Q1-14	Q2-14	YTD-14

Net sales	$210.3	$222.0	$432.3	$206.9	$220.9	$427.8

GAAP operating income	$29.5	$36.2	$65.7	$33.6	$33.7	$67.3
Add back special operating items	3.0	3.4	6.4	1.4	3.5	5.0
Adjusted operating income	$32.5	$39.6	$72.1	$35.0	$37.2	$72.3
Adjusted operating margin	15.5%	17.8%	16.7%	16.9%	16.8%	16.9%

Add back amortization	3.1	2.9	6.0	3.2	3.1	6.3
Add back depreciation	7.4	7.4	14.8	7.0	7.5	14.5
Adjusted EBITDA	$43.0	$49.9	$92.9	$45.2	$47.8	$93.0
Adjusted EBITDA margin	20.4%	22.5%	21.5%	21.8%	21.6%	21.7%
Year-over-year adjusted EBITDA growth	-5%	4%	0%

Note: Totals will not always foot due to rounding

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